Exhibit 99.1
For Immediate Release

Contact:	(News Media) Tony Zehnder +1.312.396.7086
(Investors) Erik Helding +1.317.817.4760

CNO Financial Group to Present at the 2013 Credit Suisse
Financial Services Forum

Carmel, Ind., February 12, 2013 - CNO Financial Group, Inc. (NYSE: CNO) today announced that Ed Bonach, Chief Executive Officer, and Fred Crawford, Chief Financial Officer, will discuss the company at the Credit Suisse Financial Services Forum on Thursday, February 14, 2013 at approximately 10:15 a.m. (ET).

Interested persons are invited to listen through the internet and view the presentation slides, either live or through on-demand replay. Please go to http://ir.cnoinc.com at least fifteen minutes prior to the event to register and download any necessary streaming media software and presentation materials.

About CNO

CNO is a holding company. Our insurance subsidiaries - principally Bankers Life and Casualty Company, Washington National Insurance Company and Colonial Penn Life Insurance Company - serve working American families and seniors by helping them protect against financial adversity and provide for a more secure retirement. For more information, visit CNO online at www.CNOinc.com.

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